UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

SCHEDULE 13G
Under The Securities Exchange Act Of 1934
(Amendment No. 5)*

CHITTENDEN CORPORATION
(Name of Issuer)

COMMON STOCK $1.00 PAR VALUE
(Title Class Of Securities)

170228100
(CUSIP Number)

*The remainder of this cover page shall be filled out for a Reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment Containing information which would alter the disclosures provided In a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of section 18 of the Securities exchange act of 1934 ("act") or otherwise subject to the liabilities of that section of the act but shall be subject to all other provisions of the act (however, see the notes).


CUSIP No. 170228100

1.  NAME OF REPORTING PERSON:  Estabrook Capital Management Inc.

    SS OR IRS IDENTIFICATION NO. OF ABOVE PERSON: 13-2670934

2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP.*    N/A

3.  SEC USE ONLY

4.  CITIZENSHIP OR PLACE OF ORGANIZATION: INCORPORATED IN DELAWARE, USA

5.  SOLE VOTING POWER: 0 SHARES

6.  SHARED VOTING POWER: 914,487 SHARES

7.  SOLE DISPOSITIVE POWER: 914,487 SHARES

8.  SHARED DISPOSITIVE POWER: 0 SHARES

9.  AGGREGATED AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
    PERSON: 914,487 SHARES

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
    SHARES*  N/A

11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9:   6.4%

12. TYPE OF REPORTING PERSON*:  IA

ITEM 1.
    (A) NAME OF ISSUER: CHITTENDEN CORPORATION

    (B) ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES
        TWO BURLINGTON SQUARE, BURLINGTON, VT 05401

ITEM 2.
    (A) NAME OF PERSON FILING: ESTABROOK CAPITAL MANAGEMENT INC.

    (B) ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE
        430 PARK AVENUE, SUITE 1800, NEW YORK, NY  10022

    (C) CITIZENSHIP: INCORPORATED IN DELAWARE, USA

    (D) TITLE OF CLASS OF SECURITIES: COMMON STOCK $1.00 PAR VALUE

    (E) CUSIP NUMBER: 170228100

ITEM 3.
    IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B),
    OR 13D-2(B), PERSON FILING IS:

    (E)   _X_ INVESTMENT ADVISER REGISTERED UNDER SECTION 203 OF
    THE INVESTMENT ADVISERS ACT OF 1940

ITEM 4. OWNERSHIP
    (A) AMOUNT BENEFICIALLY OWNED: 914,487 SHARES
    (B) PERCENT OF CLASS: 6.4%
    (C) NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:
      (I)   SOLE POWER TO VOTE OR TO DIRECT THE VOTE 0 SHARES
      (II)  SHARED POWER TO VOTE OR TO DIRECT THE VOTE 914,487 SHARES
      (III) SOLE POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF
            914,487 SHARES
      (IV)  SHARED POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF 0 SHARES

ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS    N/A

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON. N/A

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY N/A

ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP  N/A

ITEM 9. NOTICE OF DISSOLUTION OF GROUP   N/A

ITEM 10.CERTIFICATION

          THE FOLLOWING CERTIFICATION SHALL BE INCLUDED IF THE
          STATEMENT IS FILED PURSUANT TO RULE 13D-1(B):


BY SIGNING BELOW I CERTIFY THAT, TO THE BEST OF MY KNOWLEDGE AND BELIEF,
THE SECURITIES REFERRED TO ABOVE WERE ACQUIRED IN THE ORDINARY COURSE OF BUSINESS AND WERE NOT ACQUIRED FOR THE PURPOSE OF AND DO NOT HAVE THE EFFECT OF CHANGING OR INFLUENCING THE CONTROL OF THE ISSUER OF SUCH SECURITIES AND WERE NOT ACQUIRED IN CONNECTION WITH OR AS A PARTICIPANT IN ANY TRANSACTION HAVING SUCH PURPOSES OR EFFECT.


SIGNATURE

AFTER REASONABLE INQUIRY AND TO THE BEST OF MY KNOWLEDGE AND
BELIEF, I CERTIFY THAT THE INFORMATION SET FORTH IN THIS
STATEMENT IS TRUE, COMPLETE AND CORRECT.

April 14, 1999

/s/ ROY Y. WILLIAMSON

Estabrook Capital Management Inc.

ROY Y. WILLIAMSON, CORPORATE SECRETARY